Exhibit 99.1

FOR IMMEDIATE RELEASE

CHAIRMAN’S LETTER ISSUED TO SHAREHOLDERS OF
WESTERN SIZZLIN CORPORATION

ROANOKE, Va. (June 12, 2007)—Sardar Biglari, Chairman and Chief Executive of Western Sizzlin Corporation (OTC Bulletin Board: WSZL), issued his annual letter to shareholders:

To the Shareholders of Western Sizzlin Corporation:

In 2006, Western Sizzlin underwent a cascade of changes — e.g., elimination of certain expenditures and projects — all under the premise that the company should focus on franchising, not on operating restaurants, with the consequential benefit of seeking to maximize the intrinsic business value of the firm on a per share basis. The intrinsic value of a company is computed by taking all future cash flows into and out of a business and then discounting the resultant number at an appropriate interest rate. This calculation transforms all businesses — whether they be restaurants, retailers, or railroads — into economic equivalents because cash is cash no matter the type of enterprise that has generated it. Thus, we began running Western on the basis of cash flow. What Phil Cooley, vice chairman of Western, and I cannot provide you is our assessment of the company’s intrinsic value, partly because we are bound to offer our two individual, somewhat differing estimates. What we do supply is the data on which you can make your own calculations. While it is far easier to appraise the operating business, the succeeding two paragraphs will convey the reasons why estimation becomes difficult. Accordingly, you would be best advised to heed the keen advice of John Maynard Keynes, “I would rather be vaguely right than precisely wrong.”

The metamorphosis in Western has generated healthy cash flows. In making capital allocation decisions, we were not going to let company history or other institutional constraints influence or determine capital commitment but rather choose to allow capital to gravitate to the greenest pastures. Far too many managers blindly reinvest their shareholders’ capital with the prospect of low returns simply because the history of the company, not the rationality of its managers, dictates commitment. In July, 2006 the Board of Directors delegated to me the authority to make all capital allocation and investment decisions. Effective January 1, 2007, we reorganized our operations into a holding company format whereby all of them are now conducted through wholly-owned subsidiaries. Thus, financial decisions are centralized at the holding company level, and management of operating businesses is decentralized at the business unit level. The holding company is dedicated to engaging in a number of diverse business activities with the goal of achieving above-average returns on capital in pursuit of maximizing the eventual net worth of its shareholders.

Western’s most important business activity is conducted through Western Sizzlin Franchise Corp. (“WSFC”), which franchises and operates 126 restaurants. Any incremental capital that cannot be redeployed into the core business at high risk-adjusted rates would be channeled to the parent for reallocation to other businesses or investments. Therefore, while investors could value Western’s operating business more easily than they could most other companies’ because our franchise and restaurant business is relatively stable, the complication confronting them is assessing the reinvestment of those earnings. Doing so demands sound judgment of our capital allocation abilities. The efficiency of reallocating capital will either add to or subtract from the individual results of the operating businesses under the direction of a holding company.

The combination of returns on capital from the operating business and from my capital apportionment work gives rise to the company’s overall return, which, according to Phil’s and my standards, must outdo the S&P 500 Index. Setting the stock market as the benchmark is appropriate for Western. At a very low cost, investors have the option of investing in an index fund that tracks the leading American corporations. So, unless we outperform the S&P, we do not add value.

My decision to become more involved and accept the position of CEO hinged on my desire to assume responsibility for the overall operations. I do not expect large cash compensation or stock options. Because I am Western’s largest stockholder through The Lion Fund, of which I am chairman and CEO, I will earn my equitable portion by making money with shareholders, not off them.

Western Sizzlin Franchise Corp.

Jim Verney as CEO of WSFC, along with his team, took on substantial responsibilities when they agreed to do more with less. In spite of cutting expenses, we refused to cut services to our franchisees; instead, we became more efficient. While we charge the lowest franchise royalty fee in our industry — 2% — we don’t limit services to the franchisee. Incidentally, last year I was presented for purchase a company with a similar business model that charged more than double our royalty fee but provided considerably less support partly because it did not match our productive power.

John Comstock, director of marketing, is an exemplar of that productivity through his creativity in producing winning and highly effective advertising campaigns for our franchisees. Moreover, John toed the line by working in a cost effective manner. Our real challenge now is to encourage franchisees to take advantage of these marketing programs.

A new member to WSFC, Thomas Smith was engaged to sell more franchise units. We are supplying him with the requisite tools to aggressively market our concepts. Thus far, he has made good progress.

While WSFC’s momentum is shifting in the right direction, albeit slowly, 2006 was not a year in which we performed at the level we expect — and believe we can achieve in the future. System-wide sales continued to decline. On the other hand, in the last several months we have secured four new franchises. Your reaction to franchise sales, however, should not be unrestrained revelry: openings can consume over a year before they come to fruition. Furthermore, we must make certain that franchisees are able to sustain their business. Franchisee success is an essential, without which value cannot be created for the franchisor. In short, WSFC under Jim’s aegis is dedicated to becoming a better, more responsive franchisor.

To become a stronger franchisor, we must continue to be sensitive to the needs and desires of the customer. The vitality of the business begins to enlarge by capturing and captivating customers, thereby sparking the development of an ardent and loyal following.

The restaurant business is not an easy one to operate — actually it’s brutal. It necessitates superior entrepreneurial talent that must fight unremittingly day in and day out and sometimes all day long to attract customers. Happily, we have dynamic entrepreneurs in our franchise system. Generally, our franchisees outperform our five company-operated stores. In 2006, same-store sales increased by 1.1% for our franchisees versus a decline of 2.45% for our company-operated restaurants. That decrement was accomplished despite a capital investment of $425,000 for the remodeling of two of the five company-operated outlets. Since 2005, we have spent a total of $803,000 on the two remodels. Thus, even with the whirlwind of capital spending that generally would boost sales, our franchisees performed better than the restaurants under company control. Consequently, our attention is now directed on improving the competitive position of our franchisees, for their success is tantamount to our success.

Concerning the capital expenditures for the remodeling: They were a mistake. Remodeling can represent good or poor use of capital based upon the profits it generates vis-à-vis the investment. You can be certain that we will attempt to ensure that any incremental dollar employed will obtain a return commensurate with relevant risks. We are not opposed to capital expenditures, but they must be commonsensical. Notwithstanding, we anticipate that total capital expenditures for 2007 will be below a piddling $40,000, in contrast to the $492,000 in 2006.

In addition, we continue to fight costs relentlessly. Revenues would translate into shareholders’ equity if it were not for expenses. Because we trimmed unnecessary expenses, shareholders now enjoy a larger amount of the revenues. This intense pursuit is the type of corporate culture to which we aspire. We want everyone in the system to think and act as owners of the business — to consider the company’s money as the shareholders’ money.

We believe that the best method by which one should judge WSFC’s operating results is to measure its earnings relative to capital employed. In determining the capital of WSFC, all marketable securities should be excluded, including most of the cash on the balance sheet. Otherwise, changes in the market value of Western’s securities would obscure an accurate gauge of WSFC’s performance.

Last year, I reluctantly provided you with pro forma numbers, but I overcame my reluctance because doing so appeared to decrease the reported results. Providing pro forma figures that decrease not increase actual results is an anomaly. With only one exception, I have witnessed executives who usually ratchet numbers upwards — in many cases with the hidden agenda of persuading shareholders that their lemon is actually lemon candy.

I wrote in last year’s letter, “A major cost that keeps rearing its ugly head at Western Sizzlin [Franchise Corp.] is related to lawsuits.” I had written the cost of litigation on the list of one-time expenses. Well, I was wrong. Shortly after the letter, we were slapped with another lawsuit. While legal battles are a part of doing business, the company has endured a disproportionate amount of litigation partially because of complex arrangements with certain franchisees. In the future, we will do our best to avoid these types of precarious entanglements. I don’t foresee any more of similar magnitude, but my record on this particular forecast thus far has not been good.

Furthermore, we don’t pay attention to accounting earnings but rather concentrate on free cash flow. (After all, companies don’t go out of business because they run out of earnings, but rather because they run out of cash.) That rule applies both to our operations and to other businesses which we evaluate with a mind to buy them. Valuation is the process by which calculations of future performance are converted to estimates of value. The way Phil and I figure the “economic earnings” of our operations is to add back the amortization charge on royalty contracts and the depreciation expense — and subtract capital expenditures necessary to maintain operations. Amortization expense simply appears, according to accounting rules, on the income statement but bears no economic significance. Depreciation is a true economic cost in most businesses because over the long run it typically approximates capital expenditures; however, with WSFC, the depreciation (non-cash) expense is much higher than capital expenditures. In short, WSFC’s cash flows exceed the earnings that appear on the income statement.

Compensation

To fashion a meritocratic organization, we must be a performance-based enterprise. Compensation must be tied to functional responsibility and the domain in the organization over which the executive has authority. There is no reason, for example, for Jim Verney to be penalized for mistakes I make in managing the reallocation of surplus cash. Conversely, there is no reason Jim should earn a bonus for progress made in other parts of our operation unrelated to his activities. (Consequently, no bonus will be paid to any executive based on the overall performance of the company.) Thus, we are constantly checking that strategy and scorecards are in sync and assuring that they remain so. A year ago, we handed out a chart displaying a return on invested capital (ROIC) model, a modified version of the one developed by the management of the Du Pont Corporation in the early 20th Century. The model illustrates how everyone in the organization impacts upon the ROIC. From adding new franchisees to collecting accounts receivables efficiently to plain old cost savings — all influence ROIC. Compensation of senior management is allotted around a matrix of growth in system-wide sales and ROIC. Plainly, higher performance is directly correlated to higher ROIC, which, like bread cast upon the waters, comes back in the form of higher compensation. All efforts must be devoted to maximizing that return, which in turn maximizes the unit’s contribution to the parent with the eventual benefit transferred to our shareholders.

In addition, we have altered and simplified the issuance of stock options for Western’s management and board members. In fact, we have held in abeyance all stock option plans. The option program previously tailored for Western was poorly structured, a skewed arrangement which asymmetrically benefited option grantees. To be logically structured means that stock options should have an appropriate strike price with an annual escalation to represent a hurdle, i.e., a minimum expected return for shareholders, and a mandatory holding period to stop immediate disposal of shares purchased through options. Options without the aforementioned provisions can lead to foreseen and unforeseen consequences. To illustrate, poorly designed stock options can incent management to retain capital and encourage them to manage accounting earnings on the short-term rather than increase cash flow on a long-term basis. Both repercussions are not in the best interests of shareholders.

We don’t plan to issue another stock option as long as Phil and I are part of running the company.

Stock Split

We don’t get excited when companies split their stock. In fact, we would prefer they would not. In my last year’s letter to you, I explained that we were seeking a reverse stock split partly because our stock price was so low that shareholders would be unnecessarily penalized by transaction costs and partly because we sought to attract rational, long-term shareholders. I observed that two benefits emerge from a reverse stock split: “(1) Transaction costs should be lower since brokerage commissions as a percentage of the total transaction tend to be higher for lower-priced stocks simply because more shares must be traded for a same level of dollar transaction [and] (2) we want to dissuade speculators who may erroneously think that it’s easier for a $1 stock to go to $2 than for a $10 one to go to $20.” On August 10, 2006, we initiated a 1-for-10 reverse stock split; thus, for every 10 shares an investor possessed, he or she then had one. Western’s $1.05 stock price became $10.50 with one-tenth of the total shares outstanding.

To a value investor, nothing is more exciting than taking advantage of the divergence between the price of a stock and its intrinsic value. But Western is seeking long-term investors who would prosper in concert with the company, not from the errors and irrationality of their co-shareholders. Over the long haul, the most investors can gain is what the business earns in cash less the commissions charged by brokerage houses and the spreads realized by the market-makers. We have been pleased with the results of the stock split because we have attracted the right kind of investors — long-term ones — and transaction costs have diminished.

Rights Offering

A rights offering involves the issuance of new common stock to company shareholders on a pro rata basis — that is, in proportion to the magnitude of their ownership. Unlike a typical equity offering, in which the new stock purchaser dilutes the ownership of current shareholders, a rights offering permits current shareholders to enjoy the opportunity to maintain their proportional interest in the company. Therefore, stockholders retain their same percentage ownership in the issuer but, of course, have invested more money.

In 2006, we raised $4.2 million from existing shareholders. Before the rights offering we had 1,191,850 shares outstanding. We issued one right for every share, meaning that as many rights were issued as there were shares. For every two rights, a shareholder was entitled to subscribe to one additional share at $7, a discount to the market price. By granting a discount, we imparted a value to the rights that enabled them to be traded over-the-counter. In essence, Western issued 595,925 shares at $7, raising $4.2 million.

A prevalent misperception floating around is that in rights offerings an investor receives something for nothing because of the discount. However, that view is fallacious because everyone enjoys the same reduction. A shareholder’s wealth does not vary so long as he or she either exercises the rights to purchase more stock or sells the rights to other investors. A rights offering does not change shareholder wealth.

Like stock splits, rights offerings alter the price per share in a way that a comparison between stock prices prior to the offering and the price post-offering is akin to comparing apples to elephants. If you’re up for it, I’ll do my best by displaying what takes place:

2006 Rights Offering

	Shares Outstanding x Stock Price = Market Value

Before	1,191,850	$10	$11,918,500

Offering	595,925	$7	$4,171,475

After	1,787,775	$9	$16,089,975

As the above table depicts, total shareholder wealth remains the same even when the stock declines from $10 to $9 because additional shares were issued at $7. The rights offering at $7 per share enabled the market value to rise, yet shareholders’ wealth stayed at status quo. The basic idea of the table above is to apprise shareholders who wish to know the accurate change in stock price and market value with the effects of the rights offerings. (Of course, should a stockholder fail to exercise his or her rights or sell them, that investor would lose value through inaction and will effect a transfer of wealth. When Western performed the rights offering, very few stockholders failed to exercise their options.)

A company incurs flotation costs when issuing new securities. These costs typically are twofold: underwriting spread, or the difference between market value of the issuance and the proceeds paid by investment bankers to the company, and issuing expenses, e.g., legal, printing, accounting, and numerous smaller associated outlays. Western did not hire an investment banker to assist with the rights offering. Consequently, our flotation costs were only 3% of the issuance, resulting in net proceeds of $4.05 million. Not only are flotation costs much lower in rights offerings than they are in most other forms of equity offerings, but we believe they are a quite equitable method and can provide all shareholders equal terms.

We were so pleased with the results of the rights offering that we are going to present another in 2007 for the cogent reason that we want financing in place to make acquisitions. This time, we seek to raise over $7 million. Flotation costs should be substantially less on the second rights offering.

(Robyn Mabe, Western’s CFO, did a marvelous job last year in facilitating various initiatives including the stock split and rights offering in a timely manner.)

Friendly Ice Cream Corp.

When I undertook the management of Western’s surplus cash, I purchased one stock, Friendly Ice Cream Corp. During the summer I allotted capital from The Lion Fund, an investment fund I run separately, as well as surplus cash and indebtedness from Western to purchase shares amounting to 15% of Friendly. The Lion Fund’s ownership of approximately 8% and Western’s ownership of approximately 7% add up to our group’s becoming the largest shareholder of Friendly.

A BRIEF HISTORY OF FRIENDLY: Friendly was co-founded by two brothers, S. Prestley Blake and Curtis Blake, in 1935 when they were just 20 and 18, respectively. Their seed money was $547 borrowed from their parents. (Two years later, incidentally, they paid it back in full with interest.) The brothers opened their first outlet in Springfield, Massachusetts; for a nickel they would sell a double-dip cone. They enlarged the company spectacularly over the decades and with approximately 600 locations in 1979 sold Friendly to The Hershey Company for $164 million. Friendly was a significant part of Hershey’s until 1988, when the candy company in turn sold the restaurants, which by then numbered around a hearty 850, to Donald N. Smith, the current Chairman, in a leveraged buyout for $390 million. Leverage buyouts work much like a home purchase: The buyer puts down a small percentage of the total value, then finances the rest of the transaction with bank loans and bond sales. With corporations, the debt is typically paid off by the company’s cash flows, supplemented by other alternatives to reduce the debt. In 1997, a decade later, Friendly went public at an initial price offering of $18 per share. Fast-forward another decade. The company now operates and franchises 522 restaurants and also manufactures ice cream for distribution to more than 4,000 supermarkets and other retail locations.

Smith, who owned 9% of the company after it went public, concurrently controlled 70% of Perkins Restaurant and Bakery. Throughout the years the two companies transacted business together and also shared in the cost of a Learjet. With dismay, co-founder S. Prestley Blake watched the company’s stock sink to all-time lows, and to protect his original brainchild, in 2000 he purchased 12% of the company. Blake suspected Smith was subsidizing Perkins at the expense of Friendly stockholders and hence decided to file suit on the shareholders’ behalf for self-dealing, misappropriation of corporate assets, and improper transactions by related parties. The derivative suit is still in progress and was the subject of a Wall Street Journal feature article last June, a copy of which you can request by calling Erma Williams at (800) 247-8325, extension 403.

While we watched from the sidelines, the fact remained that Friendly had first-class real estate holdings, strong business economics, a powerful brand name in the New England area, and a great deal of flexibility that with a few changes could generate healthy results. Phil and I were hopeful that once we met privately with Friendly’s management, we could become agents for positive and helpful change.

With this purpose in mind, on September 20, 2006, Phil and I went to the Friendly’s headquarters in Wilbraham, Massachusetts, to visit with Don Smith and members of management. Because of our sizable ownership in the firm we asked for two board seats to assist the board and management in strengthening Friendly’s corporate performance and corporate governance. Since months went by after our request and no seats were granted, we had no option but to file our notice that we would put our candidacy to a vote — to let the shareholders decide at the company’s next annual meeting. On December 4, I sent a letter to all Friendly shareholders and launched the website enhancefriendlys.com.

Although Friendly’s cash inflows are sturdy, the outflows have been spent improperly and unsoundly. Since the company’s initial public offering in 1997, Friendly has, in aggregate, produced negative free cash flows. The value of an asset, including Friendly’s common stock, is derived from its future cash flows, which must be invigorated to create shareholder wealth. Phil and I will strenuously attempt to make the firm’s focal point the production of free cash flows. If we can increase intrinsic value per share, the stock price will eventually follow suit.

Currently Friendly’s enterprise value (total market value of stock plus total debt less cash) is about $315 million. The channeling of free cash flow to reduce debt will result either in stock appreciation (if enterprise value remains constant) or improvement in the value of the stock relative to its price. Lessening of debt and sizable benefits to the company are tied together with an invisible economic umbilical cord. The precedent is that capital investments have yielded Friendly sub-par returns, whereas debt reduction locks in a positive return. I would prefer a certain good return over the chancy possibility of a great but unknown one.

We believe the future of Friendly, like our operations at WSFC, lies in its franchisees. The company currently operates 317 restaurants and franchises 205. The strategic initiative to sell company-operated restaurants to be run by franchisees (a process known as refranchising) would yield several long-term advantages. By lowering the number of company-owned and operated units, Friendly could assign more of its resources to the installation of better products, better quality control, shrewder, more effective marketing practices, more in-depth franchisee training — all with the objective of becoming a forceful franchisor capable of efficiently enhancing the brand. A franchisee with experience in operating multiple units can more efficaciously manage a profit-producing restaurant than the company can. Presently, Friendly’s resources are overburdened and misdirected by the chores of overseeing and managing an excessive number of company-run outlets. Because returns on invested capital are higher in franchising than in owning, the brand would be more propitiously supported by a concentrated strategy of enlarging the number of franchises.

Simply stated, the company should be in the real estate, franchise, and foodservice business for the very incisive reason that it would then achieve higher profit margins, undertake less risk, and require very little in capital expenditures — all strategic moves leading to hardy cash flows and high returns on capital. We believe, therefore, that the company-operated restaurants would be best owned by franchisees. Manifestly, the company not only wastes scarce but invaluable resources — namely, time, energy, and money — on the demands of proprietorship but also winds up less successful than its franchisees. Operating restaurants, as a result, leads to substantially lower profit margins, higher risks (e.g., sensitivity to food costs), a steep operating leverage, higher cost of capital, and significant capital expenditures to maintain the business — all culminating in the generation of lackluster free cash flow.

Furthermore, we would recommend and seek to change Friendly’s compensation structure. According to the company’s Annual Incentive Plan, “Each year, the Compensation Committee establishes company financial objectives. The financial objectives are based on Friendly’s achievement of specified levels of earnings as measured by EBITDA (i.e., earnings before interest, taxes, depreciation and amortization).” There are many unintended consequences to linking bonuses to EBITDA. For instance, doing so can encourage the use of leverage to increase EBITDA at any cost without regard to attaining an appropriate return on invested capital. As a result, setting the incentive around EBITDA can lead to poor capital allocation decisions, as evidenced by the company’s anemic capital allocation record. Thus, free cash flow generation would be more apropos for bonus eligibility than relying on EBITDA. Furthermore, capital does not come free. Consequently, bonus calculation must be symmetrical. If incremental investment produces below the required rate of return, the pain suffered by shareholders must be shared by management. The ramification of this policy is that failure to add shareholder value results in no bonus. An absolute essential in sensible compensation structure is to align management’s and shareholders’ interests.

The combination of improving the corporate governance, recasting the strategic direction, centering management on cash flows and returns on capital, remunerating executives properly with sensible compensation targets, as well as reallocating capital to achieve appropriate risk-adjusted returns — all such restyling Phil and I believe will lead to creation of shareholder wealth, a feat that would benefit Western along with all other shareholders of Friendly.

On March 6, 2007, I mailed a letter to Friendly’s stockholders sharing our platform on the future of the company. On March 7, Friendly announced that it had retained Goldman Sachs & Co. as financial advisor and Weil, Gotshal & Manges LLP as legal advisor to assist it in exploring strategic alternatives, including the possible sale of the company.

We would have preferred to share our ideas with Friendly’s board and management privately not publicly. We seek to be active with a company without being activists. But its board didn’t leave us an alternative.

Nonetheless, Friendly is the type of business we like and the type of investment Western shareholders should expect us to make. Our capital allocation strategy is to deploy capital in a counter-cyclical manner. Since we know the worth of a company is fairly stable, but stock prices vacillate, our basic tenet is to unearth undervalued companies and acquire a significant position in them.

We will look to add businesses, in part or in whole, that coin cash rather than consume it. Nevertheless, we will not sacrifice safety for high returns, but instead find safety in a low stock price. While our basic criterion is an attractive price, knowledge is the best shield against loss because knowledge is inversely related to risk. Whether we own 100%, 50%, 5%, or .05% of a company through Western (or related entities), we will be acutely concerned with business values and business dynamics. The accurate analysis of a business entails assessing its future economics and weighing its expected operating results. When we hone in on stable businesses, we can tilt the profit-to-risk ratio vastly in our favor. Our trajectory of investment profit will invariably be volatile because we follow a policy of concentration rather than diversification. We happily accept choppy returns if we are compensated for risk. I would rather weather a little higher volatility as long as I am assured of a higher return in the long run. In other words, a flat 10% per year return is inferior to a volatile 15%.

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In the next few weeks we will contribute most of Western’s marketable securities, including our investment in Friendly Ice Cream Corp., into Western Acquisitions, LP, a newly-formed investment limited partnership. The partnership will be managed by Western Investments, Inc., a wholly-owned subsidiary of Western Sizzlin Corp. The partnership will allow other qualified investors to participate in our investment portfolio. (We will broach the opportunity on June 18 during an informational gathering immediately following Western’s annual meeting.) Eligible investors who choose to lock up their investment in Western Acquisitions for five years will have their investment protected from the initial 30% loss in the partnership. As a result, for every million that is invested in the partnership by eligible investors, Western Investments could suffer an additional potential loss of $300,000. Thus, not only will Western Investments have a substantial investment in the partnership, but we will also absorb a portion of any losses by other investors. While the risks are real, I feel comfortable with our position because, in my judgment, the investments are sound and should produce good returns over time.

Annual Meeting

Our annual meeting will be on Monday, June 18, 2007, in New York City at the St. Regis Hotel. Annual meetings represent ideal times to communicate with shareholders simultaneously. The bulk of the meeting will center on answering your questions. We will begin at 1:30 pm and continue until all your questions are answered.

We look forward to seeing you on June 18th.

Sardar Biglari
June 8, 2007	Chairman of the Board

*CHAIRMAN’S LETTER INCLUDES COPYRIGHTED MATERIAL REPRODUCED WITH PERMISSION

Contact:
Robyn B. Mabe, Chief Financial Officer
Western Sizzlin Corp.
(540) 345-3195